NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Files 2015 Annual Report

March 3, 2016

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that the 2015 Annual Report, including Management’s Discussion and Analysis and Audited Consolidated Financial Statements, and the Annual Information Form (AIF) are available on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov (through the filing of Agrium’s Form 40-F), and the Canadian Securities Administrators’ website at www.sedar.com. The Annual Report has also been posted on the company’s website at www.agrium.com.

Shareholders may request a hard copy of the 2015 Annual Report, including audited financial statements, free of charge by contacting Agrium through the ‘Request Documents’ link in the Investors section of Agrium’s website.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of over 1,400 facilities and approximately 3,800 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com